SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                       MARINE DRILLING COMPANIES, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                         MARINE DRILLING COMPANIES, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 1998

To the Stockholders:

          Notice is hereby given that the annual meeting of stockholders of Marine Drilling Companies, Inc. ("the Company") will be held at Westchase Hilton, 9999 Westheimer, Houston, Texas on Thursday, May 14, 1998 at 9:00 a.m. for the following purposes:

           1. To elect seven (7) directors.

           2. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

          Stockholders of record of the Company's Common Stock at the close of business on April 3, 1998 will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof. A list of such stockholders will be available at the time and place of the meeting and at the Company's offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556, during the ten days preceding the meeting.

                                             By Order of the Board of Directors,

                                             Joan R. Smith

                                             Secretary

Sugar Land, Texas
April 9, 1998

          IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                 PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

          This proxy statement is being furnished to the stockholders of Marine Drilling Companies, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held at the Westchase Hilton, 9999 Westheimer, in Houston, Texas on Thursday, May 14, 1998 at 9:00 a.m. CDT and any adjournment thereof. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is April 9, 1998.

          At the Annual Meeting, the holders of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") will be asked (i) to consider and vote upon the election of seven persons to serve on the Board of Directors of the Company; and (ii) to consider and take action upon such other matters as may properly come before the Annual Meeting.

          All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received and which are eligible to vote, such proxies will be voted FOR the Board of Directors' nominees for directors. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556.

          The close of business on April 3, 1998 was the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On April 3, 1998, the Company had 52,226,237 outstanding shares of Common Stock, constituting the only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of April 3, 1998, present in person or represented by proxy and eligible to vote, will constitute a quorum at the Annual Meeting. A list of such stockholders will be available at the time and place of the meeting and at the Company's offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556, during the ten days preceding the meeting.

          Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon. The persons named in the accompanying proxy will vote for the nominees named herein unless specifically instructed to the contrary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information with respect to the shares of Common Stock (the only class of securities of the Company) owned of record and beneficially as of April 3, 1998, by (i) all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding shares of such class of stock, (ii) each current director of the Company and director nominee, (iii) each executive officer of the Company named in the Summary Compensation Table included elsewhere herein and (iv) all directors and executive officers of the Company as a group:

                                                         COMMON STOCK
                                                 -------------------------------
                                                     NUMBER          PERCENTAGE
                                                       OF             OF COMMON
STOCKHOLDER                                         SHARES (1)       STOCK OWNED
-----------                                         ----------       -----------

FMR Corp. (2).................................      4,167,838             8.0%
    82 Devonshire Street
    Boston, MA  02109

Nicholas-Applegate Capital Management (3).....      3,481,135             6.7%
    San Diego, CA  92101

AMVESCAP PLC (4)..............................      3,287,700             6.3%
    11 Devonshire Square
    London EC2M 4YR
    England

Hugh L. Adkins (5)............................          5,810                *
Robert L. Barbanell (6).......................         33,253                *
V. G. "Buddy" Bounds (7)......................         41,666                *
David A. B. Brown (8).........................         15,941                *
Howard I. Bull (9)............................         24,180                *
J. C. Burton .................................             --                *
Gerald T. Greak (10)..........................          5,028                *
Nathaniel A. Gregory (11).....................          5,000                *
Christopher M. Linneman (12)..................         19,560                *
Jan Rask (13).................................        192,361                *
David B. Robson ..............................             --                *
Danny R. Richardson (14)......................             --                *
Robert C. Thomas (15).........................            500                *

All executive officers and directors

 as a group (12 persons) (16).................        342,503             1.0%


*  Less than one percent

FOOTNOTES:

   (1) Includes shares of Common Stock held by the Marine Drilling Companies 401(k) Profit Sharing Plan for the accounts of the executive officers as follows: Mr. Rask - 695 shares, Mr. Adkins - 5,286 shares and Mr. Greak 5,028 shares.

   (2) Based on a Schedule 13G dated as of February 14, 1998, FMR Corp. may be deemed to be the beneficial owner of 4,167,838 shares of common stock.

                                             (NOTES CONTINUED ON FOLLOWING PAGE)

   (3) Based on Schedule 13G filed by Nicholas-Applegate Capital Management on February 3, 1998. Such Schedule 13G indicates that Nicholas-Applegate Capital Management is a California Limited Partnership and is the beneficial owner of 3,481,135 shares with sole power to vote 2,507,120 of these shares, shared power to vote 13,652 of these shares and sole dispositive power for all of these shares.

   (4) Based on a Schedule 13G filed February 9, 1998, by AMVESCAP PLC and certain of its affiliates. Such Schedule 13G indicates that AMVESCAP PLC and its affiliates are the beneficial owners of 3,287,700 shares with shared power to vote or dispose of all of those shares.

   (5) Mr. Adkins is Executive Vice President and Chief Operating Officer of the Company. Mr. Adkins holds options to purchase 118,750 shares of Common Stock under the Company's 1992 Long-Term Incentive Plan. As of April 3, 1998, no shares were exercisable within sixty (60) days.

   (6) Mr. Barbanell has been a Director of the Company since June 23, 1995. Mr. Barbanell holds options to purchase 12,500 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 3, 1998, all shares were exercisable within sixty (60) days.

   (7) Mr. Bounds is Senior Vice President - Projects of the Company. Mr. Bounds holds options to purchase 200,000 shares of Common Stock under the Company's 1992 Long-Term Incentive Plan, and as of April 3, 1998, 41,666 shares were exercisable within sixty (60) days.

   (8) Mr.Brown has been a Director of the Company since June 23, 1995. Mr. Brown holds options to purchase 5,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 3, 1998, all shares were exercisable within sixty (60) days.

   (9) Mr.Bull has been a Director of the Company since June 23, 1995. Mr. Bull holds options to purchase 15,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 3, 1998, all shares were exercisable within sixty (60) days.

   (10) Mr. Greak was Senior Vice President - Engineering of the Company until his resignation on January 24, 1998.

   (11) Mr. Gregory has been a Director of the Company since June 23, 1995. All of the shares indicated as owned by Mr. Gregory are owned directly by The Gregory Family Foundation, a tax-exempt charitable foundation, of which Mr. Gregory is President. Mr. Gregory holds options to purchase 5,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 3,1998, all shares were exercisable within sixty
         (60) days.

   (12) Mr. Linneman, a Managing Director of Chase Securities Inc., is a Director of the Company. Mr. Linneman holds options to purchase 15,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 3, 1998, all shares were exercisable within sixty (60) days.

   (13) Mr. Rask is a Director, President and Chief Executive Officer of the Company. Mr. Rask holds options to purchase 500,000 shares of Common Stock under the Company's 1992 Long-Term Incentive Plan, and as of April 3, 1998, 166,666 shares were exercisable within sixty (60) days.

   (14) Mr. Richardson is Senior Vice President - Marketing of the Company. Mr. Richardson holds options to purchase 141,667 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 3, 1998, no shares were exercisable within sixty (60) days.

   (15) Mr. Thomas became a Director on February 26, 1998. Mr. Thomas holds options to purchase 10,000 shares of Common Stock under the 1995 Non-Employee Directors' Plan, and as of April 3, 1998, no shares were exercisable within sixty (60) days.

   (16) Included are 260,832 shares subject to options held by the executive officers and directors which are exercisable within sixty (60) days of the date of April 3, 1998.

                         ITEM 1 - ELECTION OF DIRECTORS

          The Company's Board of Directors currently consists of seven directors, two of which are not standing for re-election. Seven directors will be elected at the 1998 Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders or until the election and qualification of their respective successors.

          It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1998 Annual Meeting for the election of the nominees for director whose names are set forth below. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors. Each of the nominees named below has consented to being named in this proxy statement and to serve if elected.

          The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of directors. Abstentions from voting and broker non-votes will have the same legal effect as a vote against a director.

NOMINEES FOR DIRECTOR

          The following table sets forth certain information as of April 3, 1998 for each nominee for director, including his name, age, position with the Company, and the year he became a director of the Company.

                                                                                                                     DIRECTOR
                NAME                       AGE                  POSITION WITH THE COMPANY                              SINCE

   Robert L. Barbanell..................... 67          Director and Chairman of the Board                             1995
   David A. B. Brown....................... 54          Director                                                       1995
   Howard I. Bull.......................... 57          Director                                                       1995
   J. C. Burton............................ 59          Director Nominee                                                  -
   Jan Rask................................ 42          President, Chief Executive Officer
                                                         and Director                                                   1996
   David B. Robson......................... 58          Director Nominee                                                  -
   Robert C. Thomas........................ 69          Director                                                       1998

          ROBERT L. BARBANELL has been a Director of the Company since June 1995 and served as its interim President from May 9, 1996 to July 18, 1996. Mr. Barbanell has served as President of Robert L. Barbanell Associates, Inc., a financial consulting firm since July 1994. Mr. Barbanell was employed by Bankers Trust New York Corporation from June 1986 to June 1994 as Managing Director and from December 1981 to June 1986 as Senior Vice President. He is also a Director of Cantel Industries, Inc., Kaye Group, Inc. and Sentry Technology Corporation.

          DAVID A. B. BROWN has been a Director of the Company since June 1995. Mr. Brown has served as President of The Windsor Group, Inc., a strategy consulting firm, since 1984. Prior thereto, Mr. Brown was Chairman of the Board of the Comstock Group from 1988 to 1990. Mr. Brown is a Director of BTU International Inc. and EMCOR Group, Inc.

          HOWARD I. BULL, a private investor, has been a Director of the Company since June 1995. Mr. Bull served as President, Director and Chief Executive Officer of Dal-Tile International Inc., a manufacturer and distributor of ceramic tile, from April 1994 to June 1997. Prior thereto, Mr. Bull served as President of the Air Conditioning Business Group of York International Corporation ("York") from May 1992 to February 1993 and as the President of the York Applied Systems Division of York from January 1990 to May 1992. From February 1979 to November 1990, Mr. Bull was employed by Baker Hughes, Inc. in several executive positions. Mr. Bull is a Director of National Oilwell, Inc. and the Natco Group.

          J. C. BURTON served in various engineering and managerial positions with Amoco Corporation from 1963 until his retirement on March 31, 1998. Most recently, he was Group Vice President, International Operations Group for Amoco Exploration and Production Company. Mr. Burton is a Director nominee.

          JAN RASK has been President, Chief Executive Officer and Director since July 1996. Mr. Rask served as President and Chief Executive Officer of Arethusa (Off-Shore) Limited from May 1993 until the acquisition of Arethusa by Diamond Offshore Drilling, Inc. in April 1996. Mr. Rask joined Arethusa's principal operating subsidiary in 1990 as its President and Chief Executive Officer.

          DAVID B. ROBSON has served as Chairman of the Board and Chief Executive Officer of Veritas DGC Inc. since August 1996. Prior thereto, he held similar positions with Veritas Energy Services, Inc. or its predecessors since 1974. Mr. Robson is a Director nominee.

          ROBERT C. THOMAS has been a Director of the Company since February 1998. Mr. Thomas served as Senior Associate from June 1994 to December 1997 of Cambridge Energy Research Associates. Prior thereto, he served as Chairman and Chief Executive Officer of Tenneco Gas, a subsidiary of Tenneco, Inc., from June 1990 to March 1994. Mr. Thomas is a Director of PetroCorp Incorporated.

BOARD OF DIRECTORS AND COMMITTEES

          The Company's Board of Directors currently has seven members. During 1997, the Board of Directors held ten meetings. In addition, some decisions made by the Board of Directors were formalized during 1997 through the execution of one unanimous written consent. The Board has three standing committees which are discussed below: (i) the Personnel and Compensation Committee, (ii) the Audit Committee and (iii) the Executive Committee; however, the Board does not have a nominating committee. Each director attended at least 92% of the meetings held during 1997 by the Board.

          PERSONNEL AND COMPENSATION COMMITTEE -- The Personnel and Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") currently consists of two members: David A. B. Brown (Chairman) and Howard I. Bull. The purpose of the Compensation Committee is to ensure that the Company has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel, thereby enhancing the growth and profitability of the Company. During 1997, the Compensation Committee held five meetings.

          AUDIT COMMITTEE -- The Company's Audit Committee currently consists of three members: Robert L. Barbanell, Nathaniel A. Gregory and Christopher Linneman (Chairman). The functions of the Audit Committee include recommending the firm of independent auditors for each fiscal year, approving the nature of the professional services provided by the independent auditors and reviewing the independence of the auditors. The Audit Committee also confers with management from time to time on financial reporting and internal control matters. During 1997, the Audit Committee held three meetings.

          EXECUTIVE COMMITTEE -- The Company's Executive Committee currently consists of three members: Robert L. Barbanell, David A. B. Brown and Jan Rask. The Executive Committee was established to accelerate the process of reviewing projects to be proposed to the full Board and to facilitate the consummation of projects which have received prior Board approval. During 1997, the Executive Committee held eight meetings.

DIRECTOR COMPENSATION AND EXPENSES

          The Company's non-employee directors are paid a $24,000 annual retainer with $12,000 being paid in cash and $12,000 being paid in Company Common Stock. In addition, quarterly retainers are paid to certain non-employee directors for additional responsibilities, including the Chairman of the Board ($10,000), members of the Executive Committee excluding the Chairman of the Board ($5,000) and Chairman of the Audit and Compensation Committees ($500).

          In addition, meeting fees of $500 are paid to non-employee directors for each board meeting attended whether by teleconference or otherwise. Members of the Compensation Committee and Audit Committee are also paid $500 for each committee meeting attended unless the meetings are held the same day as a board meeting, in which case the meeting fee is $250.

          Pursuant to the Company's 1995 Non-Employee Directors' Plan (the "Directors' Plan"), each non-employee director receives an option to purchase 10,000 shares of the Company's Common Stock upon his initial election or appointment to the Board of Directors. Additionally, an option to purchase 2,500 shares of the Company's Common Stock is granted to each non-employee director upon each successive election to the Board of Directors.

EXECUTIVE OFFICERS

          The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of shareholders. The Company's executive officers are as follows:

       Name                Age                 Position with the Company
----------------------  ----------  -----------------------------------------------------
Jan Rask                    42       President, Chief Executive Officer and Director
Hugh L. Adkins              50       Executive Vice President and Chief Operating Officer
V. G. "Buddy" Bounds        61       Senior Vice President - Projects
T. Scott O'Keefe            42       Senior Vice President and Chief Financial Officer
Danny R. Richardson         51       Senior Vice President - Marketing
Joan R. Smith               42       Vice President, Controller and Secretary


          JAN RASK was appointed President, Chief Executive Officer and Director of the Company in June 1996. Prior to joining the Company, he was President and Chief Executive Officer of Arethusa (Off -Shore) Ltd. since 1993. He joined Arethusa Off-Shore Company in 1990 as its President and Chief Executive Officer. From 1985 to 1990, Mr. Rask was Executive Vice President of Frontline AB, a Swedish shipping company.

          HUGH L. ADKINS was appointed Executive Vice President and Chief Operating Officer in January 1998. He served as Senior Vice President and Operating Manager from March 1993 until January 1998. During the period of March 1992 until March 1993 he was Vice President and Operations Manager. Prior to that time he was Safety Manager of the Company from August 1990 to March 1992.

          V. G. "BUDDY'" BOUNDS was appointed Senior Vice President - Projects of the Company in January 1998. Prior to that time he served as Director of Deepwater Operations since joining the Company in October 1996. Prior to joining the Company, he was Senior Vice President - Operations of Arethusa Off-Shore Company since 1992, after serving in the same position with Zapata Offshore Company from March 1990 to September 1992.

          T. SCOTT O'KEEFE joined the Company in January 1998 as Senior Vice President and Chief Financial Officer. Prior to joining the Company he was Senior Vice President and Chief Financial Officer of Grey Wolf Inc. since September 1996. From April 1996 through August 1996, Mr. O'Keefe provided consulting services to Grey Wolf Inc. Prior to joining Grey Wolf Inc., he was with Convest Energy Corporation and its affiliates for approximately ten years, most recently as Vice President and Chief Financial Officer. Mr. O'Keefe is a certified public accountant.

          DANNY R. RICHARDSON was appointed Senior Vice President - Marketing in January 1998. Prior to that time he served as Vice President - Marketing since joining the Company in July 1996. Prior to joining the Company, he was Senior Vice President Marketing and Contract Administration of Arethusa Off-Shore Company since January 1994. He joined Arethusa Off-Shore Company as Vice President - Marketing and Contract Administration in October 1992, after serving in the same position with Zapata Offshore Company from July 1989 to September 1992.

          JOAN R. SMITH was appointed Vice President, Controller and Secretary of the Company in February 1993. Prior to that time she served as Controller and Assistant Secretary since joining the Company in February 1991. Prior to 1991, she worked for the U.S. Securities and Exchange Commission in the Division of Corporation Finance and ENERCAP Corporation, an independent oil exploration company as Controller and Secretary. Ms. Smith is a certified public accountant.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

          The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the four other most highly compensated executive officers who were serving as executive officers as of December 31, 1997. These five individuals are the "Named Executive Officers."

                                                      SUMMARY COMPENSATION TABLE
                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                           ANNUAL COMPENSATION                        AWARDS
                                          ---------------------------------------------------- ----------------------
                                                                                                OTHER        SECURITIES
                                                                                                ANNUAL       UNDERLYING   ALL OTHER
           NAME AND                                                                             COMPEN-        STOCK        COMPEN-
      PRINCIPAL POSITION                            YEAR          SALARY            BONUS       SATION       OPTIONS(#)    SATION(1)
--------------------------------                 ---------- ----------------- ---------------- ----------- --------------- ---------
Jan Rask (2) ...............................        1997        $300,000        $200,000          --             --          $19,838
Director, President ........................        1996         136,538          98,269          --          500,000          2,921
& CEO

Hugh L. Adkins .............................        1997         141,486          70,884          --             --            9,243
COO & EVP-Operations .......................        1996         135,000          67,500          --             --           11,357
                                                    1995         126,480            --            --           75,000          8,332

V. G. "Buddy" Bounds(3) ....................        1997         135,000          67,500          --             --            4,984
SVP - Projects .............................        1996          24,577            --            --          125,000            831

Gerald T. Greak(4) .........................        1997         135,000          41,850          --             --            9,943
SVP-Engineering ............................        1996         133,200          39,960          --             --           11,800
                                                    1995         126,432            --            --           25,000         10,033

Danny R. Richardson(5) .....................        1997         141,486          70,884          --             --            2,155
SVP - Marketing ............................        1996          62,494          31,197          --          125,000            937

FOOTNOTES:

(1) "All Other Compensation" includes the value of group life insurance benefits provided on behalf of each respective executive officer, benefits related to the Marine Drilling Companies 401(k) Profit Sharing Plan (401k Plan") including the value of the Company's matching contributions up to 5% of qualified compensation and accrued benefits related to the Marine Drilling Companies, Inc. Executive Deferred Compensation Plan effective December 31, 1994 including the value of the Company's matching contributions up to 5% of qualified compensation. For 1997, includes: for Mr. Rask: $8,000 contributed by the Company to the 401(k) Plan, $10,920 accrued under the Executive Deferred Compensation Plan and $918 relating to group life insurance benefits; for Mr. Adkins $7,088 contributed by the Company to the 401(k) Plan and $2,155 relating to group life insurance benefits; for Mr. Bounds $4,984 relating to group life insurance benefits; for Mr. Greak $6,750 contributed by the Company to the 401(k) Plan and $3,193 relating to group life insurance benefits; for Mr.
          Richardson $2,155 relating to group life insurance benefits.
(2)       Mr. Rask became an officer of the Company on June 18, 1996.
(3)       Mr. Bounds became an officer of the Company on October 28, 1996.
(4)       Mr. Greak ceased to be an officer of the Company on January 24, 1998.
(5)       Mr. Richardson became an officer of the Company on July 15, 1996.

OTHER MATTERS

          EMPLOYMENT AGREEMENTS -- The Company entered into an employment agreement with Mr. Rask on June 18, 1996 and with Mr. O'Keefe on January 12, 1998. The initial term of each employment agreement is two years, but each term will automatically extend for additional successive one year periods unless terminated by the executive or the Company. Pursuant to the terms of the employment agreements, Mr. Rask's and Mr. O'Keefe's annual base salary will not be less than $300,000 and $210,000, respectively. If the executive's employment terminates, he will generally be entitled to severance pay equal to the greater of one year's then current base salary or the base salary payable during the remainder of the initial two year term. However, if such termination occurs during the two year period following a change in control as defined in the Company's 1992 Long-Term Incentive Plan, the executive will generally be entitled to severance pay equal to two year's then current base salary. The employment agreements also provide for tax gross up payments under certain circumstances. All of the stock options granted to such executives in connection with the entering into of such employment agreements generally provide for accelerated vesting in the event of termination of employment under circumstances in which the executive would be entitled to severance payments.

          SEVERANCE AGREEMENTS --The Company has entered into severance agreements with Messrs. Adkins, Bounds and Richardson and with other officers and key personnel. These agreements generally provide that the covered persons will receive severance pay equal to 100% of their base salary and specified medical and other employee benefits (depending on the person) in the event of an involuntary termination as defined in the agreements. Certain of the severance agreements, including those applicable to Messrs. Adkins, Bounds and Richardson, provide that if the termination occurs after a change in control as defined in the Company's 1992 Long-Term Incentive Plan, the officer will receive severance pay equal to 200%, rather than 100%, of their base salary. The agreements also generally provide for the accelerated vesting of stock options granted prior to December 31, 1995 in the event of an involuntary termination and for the accelerated vesting of all stock options in the event of a change in control.

          DEFERRED COMPENSATION PLAN -- The Company adopted the Marine Drilling Companies, Inc. Deferred Compensation Plan (the "Management Plan") effective December 31, 1994. The Management Plan was amended and restated effective July 1, 1996. Eligibility for plan participation is determined by the plan's administrative committee which consists of Mr. Adkins and Ms. Smith. At April 9, 1998, nine of the Company's management employees were eligible to participate in the plan, of which six were actively participating. Under the Management Plan, the participating employees may elect (i) to defer up to 80% of compensation after reaching the annual deferral limitations applicable to the Company's 401(k) plan and (ii) to defer any excess Company matching contributions refunded by the Company's 401(k) plan. The Company matches participants' contributions to the Management Plan on a dollar-for-dollar basis up to 5% of their eligible compensation. All participant deferrals and Company matching contributions are deposited into a Rabbi trust established for the Management Plan and administered by Merrill Lynch Trust Company of Texas who also serves as trustee. As of December 31, 1997, the assets held by the Management Plan totaled approximately $252,000. The assets held by the trust on behalf of the Management Plan are subject to the claims of the Company's creditors.

STOCK OPTIONS

          No stock options were granted to any named executive officer in 1997.

          The following table sets forth information with respect to each named person concerning the exercise of options during the last fiscal year and the number of shares covered by all exercisable and non-exercisable stock options held by the named executive officers at the end of the fiscal year.

                                                   AGGREGATED 1997 OPTION EXERCISES
                                                      AND YEAR-END OPTION VALUES

                                           OPTIONS EXERCISED
                                       --------------------------------                                     VALUE OF UNEXERCISED
                                                                            NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                                          SHARES                             OPTIONS AT 12/31/97                AT 12/31/97
                                         ACQUIRED          VALUE         -----------------------------------------------------------
       NAME                            ON EXERCISE        REALIZED       EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------------     -----------        --------       -----------   -------------    -----------    -------------
Executive Officers --
Jan Rask .........................          --          $     --          166,666        333,334        $1,968,742        $3,937,507
Hugh L. Adkins ...................        75,000         1,502,188           --           37,500              --             684,375
Vincent G. Bounds ................          --                --           41,666         83,334           354,161           708,339
Danny R. Richardson ..............        58,333           678,120           --           66,667              --             691,670
Gerald T. Greak ..................          --                --          139,300         12,500         2,522,600           228,125

(1) This valuation represents the difference between $20-3/4, the closing price of the Common Stock on the Nasdaq Stock Market on December 31, 1997, and the respective exercise prices of the stock options. If a "change in control" (as defined in the plans) occurs, all options then outstanding shall become fully exercisable, and, unless otherwise determined by the Compensation Committee, the value of outstanding options (other than those granted within the prior six months to persons subject to Section 16 of the Securities Exchange Act of 1934) will be cashed out on the basis of the highest price paid (or offered) during the preceding 60 day period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The directors and officers of the Company have no interlocking relationships with the compensation committees (or their equivalent) of any other entity.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, file by specific dates with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this proxy statement any failure to file by the relevant due date any of these reports during the preceding fiscal year.

          To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were timely satisfied, except for one report on Form 4 for Mr. Brown which was due in January 1998 but was filed in February 1998.

                   PERSONNEL AND COMPENSATION COMMITTEE REPORT
                        REGARDING EXECUTIVE COMPENSATION

COMPENSATION POLICY REGARDING EXECUTIVE OFFICERS

          The Compensation Committee is responsible for the design of the Company's compensation and incentive programs. The Compensation Committee is composed of the undersigned individuals who are non-employee independent directors. The Compensation Committee's goal is to develop and implement compensation and incentive programs which cause the Company's officers and employees to focus on increasing shareholder value as well as attracting, retaining and motivating employees who are capable of furthering that goal.

          The Compensation Committee has established a three-part program with respect to employee compensation. The first component involves providing base salaries which approximate the average for companies comprising the offshore contract drilling industry. With respect to the establishment of compensation for each executive officer, the Compensation Committee considers an individual's past performance and skills, as well as the individual's ability to enhance shareholder value. The second component provides for the payment of performance bonuses which are based upon (i) the Company's financial performance as compared to a peer group of publicly traded offshore drilling contractors, (ii) each individual employee's performance in furtherance of the Company's financial performance and the attainment of the Company's goals with respect to its safety record, customer satisfaction and operational performance, and (iii) each employee's achievement of individual objectives (as applicable). During 1997, the Company's executives received bonuses which reflected their individual attainment of goals as described in (ii) and (iii) above, as well as the Company's financial performance as described in (i). The third component is incorporated into the design of the Marine Drilling 1992 Long-Term Incentive Plan (the "Plan") and provides for the grant of long-term equity-based incentives through the utilization of stock options, restricted stock and stock appreciation rights in order to maintain a continuing emphasis on increasing shareholder value.

          The Omnibus Budget Reconciliation Act of 1993 (the "Act") imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its five most highly compensated officers, subject to certain exceptions. While the Compensation Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Act or regulations issued thereunder, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation program as described in this report.

        DISCUSSION REGARDING COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

          The Compensation Committee established the 1997 base salary of the Company's Chief Executive Officer at $300,000, a level which it believes is approximately average for companies of comparable size in the offshore drilling industry. During 1996, the Company granted Mr. Rask stock options of significant size (500,000 shares) which its believes will maintain a close alignment between Mr. Rask's performance and the shareholder value of the Company. Mr. Rask was paid a performance bonus in 1998 pursuant to the Plan in the amount of $200,000 as determined by the Company's 1997 financial performance and Mr. Rask's contributions to the Company's attainment of its performance objectives for that year. Although bonuses are generally limited to 50% of base salary, the Compensation Committee determined to award Mr. Rask a higher bonus in light of the Company's 1997 financial success and its success in expanding into the deep water sector of the drilling industry. The Compensation Committee believes that Mr. Rask's experience, reputation, performance and impact on the Company's performance justify and reaffirm his compensation and incentive package.

April 9, 1998                           The Personnel and Compensation Committee


                                        David A. B. Brown
                                        Howard I. Bull

                                PERFORMANCE GRAPH

          The following performance graph compares the cumulative total shareholder returns from the end of 1992 through the end of 1997 with the CRSP Total Return Index for the NASDAQ Stock Market (the "NASDAQ Index"), and the Simmons & Company International Offshore Drillers Index (the "SCI Index").

          The companies that comprise the SCI Index include the Company; Atwood Oceanics, Inc.; Cliffs Drilling Company; Diamond Offshore Drilling, Inc.; ENSCO International, Inc.; Inc.; Global Marine, Inc.; Noble Drilling Corporation; Pride International; R & B Falcon Corporation; Rowan Companies, Inc.; Sante Fa International; Smedvig a.s.; and Transocean Offshore Inc. The performance graph assumes that $100 was invested in each of these categories on December 31, 1992, and that all dividends were re-invested. The Company has not paid any cash dividends during the periods covered by the graph.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                           DEC 92   DEC 93  DEC 94   DEC 95   DEC 96   DEC 97
------------------------ -------- -------- ------- -------- -------- -----------
MARINE DRILLING
COMPANIES, INC.             $100      $460   $240      $410   $1575    $1660
------------------------ -------- -------- ------- -------- -------- -----------
NASDAQ INDEX                 100       115    112       159     195      240
------------------------ -------- -------- ------- -------- -------- -----------
SCI INDEX                    100       169    138       266     632      812
------------------------ -------- -------- ------- -------- -------- -----------

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          None.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          The firm of KPMG Peat Marwick LLP has been selected as Auditor of the Company for the 1998 calendar year. That firm served as Auditor of the Company for the 1997 calendar year. A representative of KPMG Peat Marwick LLP will be in attendance at the Annual Meeting with the opportunity to make a statement and to be available to respond to appropriate questions.

STOCKHOLDERS' PROPOSALS

          Pursuant to the Securities Exchange Act of 1934, as amended, and regulations thereunder, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at the Annual Meeting of Stockholders. Proposals intended to be presented at the Annual Meeting to be held in 1999 must be received by the Company's principal executive offices no later than December 9, 1998. They may be addressed to the Secretary of the Company at One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556.

ANNUAL REPORT

           The Company's Annual Report for the year ended December 31, 1997, which includes, among other things, the Company's audited consolidated balance sheets of December 31, 1997 and 1996, respectively, and audited consolidated statements of income and changes in financial position for each of the years ended December 31, 1997, 1996 and 1995, respectively, will be mailed with this Proxy Statement. Additional copies are available from the Company upon request.

EXPENSES OF SOLICITATION

          The cost of this solicitation will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail and telephone. The Company has arranged for American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 to tabulate proxies in such manner at no cost other than out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial holders of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

          While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders. The approval of such other matters will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy. Abstentions from voting and broker non-votes will have the same legal effect as a vote against such matter.

                                                 MARINE DRILLING COMPANIES, INC.

                                                 By Joan R. Smith
                                                 Secretary

Sugar Land, Texas
April 9, 1998

                      DESCRIPTIONS FOR PERFORMANCE GRAPH IN
           PROXY DATED APRIL 9, 1998 TO BE USED FOR EDGARIZED DOCUMENT
           -----------------------------------------------------------

(page 13)

MARINE DRILLING COMPANIES, INC.

The value of $100.00 invested in Marine Drilling Companies, Inc. at December 31, 1992 was $460.00, $240.00, $410.00, $1575.00 and $1660.00 as of December 31,
1993, 1994, 1995, 1996 and 1997, respectively.

NASDAQ INDEX

The value of $100.00 invested in the stocks represented by the NASDAQ Index (including reinvestment of dividends) as of December 31, 1992 was $115.00, $112.00, $159.00, $195.00 and $240.00 as of December 31, 1993, 1994, 1995, 1996
and 1997, respectively.

SCI INDEX

The value of $100.00 invested in the stocks represented by the SCI Index (including reinvestment of dividends) as of December 31, 1992 was $169.00, $138.00, $266.00, $632.00 and $812.00 as of December 31, 1993, 1994, 1995, 1996
and 1997, respectively.

                        MARINE DRILLING COMPANIES, INC.
                PROXY STATEMENT ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints Joan R. Smith and Jan Rask, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Marine Drilling Companies, Inc. ("the company") to be held at the Westchase Hilton located 9999 Westheimer, in Houston, Texas on Thursday, May 14, 1998 at 9:00 a.m., central daylight time, and at all adjournments or postponements thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed hereon.

                         (To be Signed on Reverse Side)

A [X] Please mark your
      votes as in this
      example.
                                              WITHHOLD
                                             AUTHORITY
                      FOR all             to vote for all
                      listed              nominees listed

1. Election of         [ ]                       [ ]
   Directors

[ ] For all nominees listed except vote
    withheld for the following nominee(s)

-----------------------------------------
-----------------------------------------

Nominees: Robert L. Barbanelli
          David A. B. Brown
          Howard I. Bull
          J.C. Burton
          Jan Rask
          David B. Robson
          Robert C. Thomas

2. In their discretion, upon any other matter which may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS MADE, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR THE ELECTIONOF THE NAMED NOMINEES FOR DIRECTOR.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



SIGNATURE(S)_______________________________________________   DATE______________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian please give full title as such.